Press Release

Transuite.Org Inc. (TRSO) Announces Proposed Acquisition of SolanAI Global Limited, a Leading AI Social Agent Company

Las Vegas, NV — July 8, 2025 — Transuite.Org Inc. (OTCQB: TRSO), a Nevada-registered publicly traded company, today announced its intent to acquire a 51% stake in SolanAI Global Limited (“SolanAI”), a privately held company specializing in AI Social Agent (ASA) technology. This strategic acquisition is expected to significantly enhance TRSO’s technological capabilities and market reach in the rapidly growing AI sector.

A Pioneering AI Social Agent Platform

Solan AI Social Agent is the world’s first AI Social Agent service platform, delivering hyper-realistic human-like interaction, multilingual support (100+ languages), and seamless integration with major global social platforms. It enables businesses to deploy autonomous AI employees capable of perception, decision-making, and action.

Currently serving leading clients across banking, healthcare, manufacturing, cross-border e-commerce, and other industries, Solan AI Social Agent helps enterprises reduce costs, improve efficiency, and automate operations in key business scenarios such as sales, customer service, operations, and training—providing 24/7 premium service to end customers.

Core Advantages:

1.	Rapid Deployment – Operational within a day, requiring no server setup or coding—just knowledge base configuration.
2.	Seamless Global Social Platform Integration – Supports WeChat, WhatsApp, Telegram, and other major platforms, allowing AI employees to engage customers in their preferred environments.
3.	Proactive Business Development – Beyond answering queries, Solan AI Social Agent actively engages customers, significantly boosting order conversion and ROI.
4.	The Most Business-Savvy AI Employee – Integrates with knowledge bases and workflow systems, continuously learning and self-updating to reduce labor costs.
5.	Multilingual Adaptation & Error Correction – Automatically detects language environments, switching between 100+ languages while accurately understanding customer intent.
6.	Enterprise-Grade Security & Compliance – Features access control, isolated deployment, audit logs, and version rollback, ensuring data security and regulatory compliance.

Synergies & Strategic Value

The acquisition is expected to generate substantial synergies:

•	Operational Integration: Combining TRSO’s infrastructure with SolanAI’s AI technology to enhance efficiency and reduce costs.
•	Market Expansion: Leveraging SolanAI’s proven applications in healthcare, retail/e-commerce, sales CRM, international trade, and education to drive diversified growth.
•	Technological Innovation: Expanding access to intelligent AI solutions for a broader customer base.

Management Commentary

Mengqing Fan, CEO of TRSO, stated:
"SolanAI’s groundbreaking AI Social Agent technology aligns perfectly with our strategic vision. This merger will not only expand our technological portfolio but also empower businesses to solve complex challenges through AI, delivering exceptional value to clients."

Ying Yang, CEO of SolanAI, commented:
"Partnering with TRSO will accelerate the global scalability of our AI solutions. With TRSO’s resources and market presence, we can more rapidly achieve our mission of making intelligent labor a new engine for enterprise growth."

Professor Haitao Zheng, Chief Scientist of SolanAI, added:
"Our world-class AI team from Tsinghua University has developed Solan AI Social Agent—a cutting-edge platform integrating multimodal intelligence, real-time translation, bias correction, knowledge fusion, and complex reasoning. We pioneered the ‘AI Workforce as a Service’ (AWaaS) model, enabling AI employees to be leased or purchased as corporate knowledge assets, driving limitless value for businesses and setting new industry standards."

Transaction Progress

The acquisition is subject to due diligence, board approvals, and definitive agreement execution. Further details will be disclosed upon signing.

About Transuite.Org Inc.

Transuite.Org Inc. (OTCQB: TRSO) is a Nevada-based AI-driven business solutions innovator with a seasoned global management team and a strong commercialization track record. The company empowers enterprises with AI-driven digital transformation, serving clients across multiple industries worldwide.

About SolanAI Global Limited

SolanAI is a leader in AI Social Agent (ASA) technology, leveraging advanced LLM and multimodal perception to deliver automated customer service, sales, training, and operational solutions—enhancing efficiency while reducing costs. Its core technology originates from Tsinghua University’s Knowledge Engineering Group.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, subject to risks and uncertainties. Actual results may differ materially due to factors including but not limited to: transaction completion, synergy realization, and macroeconomic conditions. TRSO assumes no obligation to update this information.

Contact:

TRSO Investor Relations
Email: ir@transuite.org
Phone: +1 (775) 295-4295